Section A

FINANCIAL FRAMEWORK FOR THE STATE OF QUÉBEC’S PUBLIC FINANCES1

Financial framework	A.3

Consolidated financial framework from 2017-2018 to 2022-2023	A.3
Consolidated revenue from 2017-2018 to 2022-2023	A.4
Mission expenditures from 2017-2018 to 2020-2021	A.5
Economic outlook for Québec from 2017 to 2022	A.6
Main assumptions of Québec’s financial framework	A.7
Main risks to Québec’s financial position and margins for prudence	A.6

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1 Unaudited 2017-2018 data.

A.1

FINANCIAL FRAMEWORK

TABLE A.1

Consolidated financial framework from 2017-2018 to 2022-2023
(millions of dollars)
	2017-	2018-	2019-	2020-	2021-	2022-
	2018	2019	2020	2021	2022	2023
Consolidated revenue
Personal income tax	29 398	31 005	32 385	33 713	35 112	36 486
Contributions for health services	6 224	6 022	6 187	6 336	6 491	6 649
Corporate taxes	8 142	8 326	8 311	8 405	8 600	8 795
School property tax	2 243	1 817	1 706	1 779	1 863	1 948
Consumption taxes	20 215	21 022	21 578	22 065	22 593	23 236
Duties and permits	3 966	3 907	4 089	4 227	4 325	4 475
Miscellaneous revenue	10 438	10 411	10 802	11 235	11 701	12 070
Government enterprises	5 092	4 339	4 463	4 779	5 014	5 257
Own-source revenue	85 718	86 849	89 521	92 539	95 699	98 916
% change	3.6	1.3	3.1	3.4	3.4	3.4
Federal transfers	22 367	23 670	24 344	25 034	25 251	25 586
% change	10.8	5.8	2.8	2.8	0.9	1.3
Total consolidated revenue	108 085	110 519	113 865	117 573	120 950	124 502
% change	5.0	2.3	3.0	3.3	2.9	2.9
Consolidated expenditure
Mission expenditures	–94 249	–99 379	–101 762	–104 670	–107 301	–110 606
% change	5.9	5.4	2.4	2.9	2.5	3.1
Debt service	–9 240	–9 286	–9 282	–9 341	–9 334	–9 344
% change	–3.0	0.5	–0.0	0.6	–0.1	0.1
Total consolidated expenditure	–103 489	–108 665	–111 044	–114 011	–116 635	–119 950
% change	5.0	5.0	2.2	2.7	2.3	2.8
Contingency reserve	—	—	–100	–100	–100	–100
SURPLUS (DEFICIT)	4 596	1 854	2 721	3 462	4 215	4 452
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 293	–2 491	–2 707	–2 991	–3 265	–3 502
Use of the stabilization reserve	—	637	—	—	—	—
BUDGETARY BALANCE(1)	2 303	—	14	471	950	950

Note: Totals may not add due to rounding.
(1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

|	Financial Framework for the State of Québec’s Public Finances	A.3

TABLE A.2

Consolidated revenue from 2017-2018 to 2022-2023
(millions of dollars)

	2017-	2018-	2019-	2020-	2021-	2022-
	2018	2019	2020	2021	2022	2023
Personal income tax	29 398	31 005	32 385	33 713	35 112	36 486
% change	0.6	5.5	4.5	4.1	4.1	3.9
Contributions for health services	6 224	6 022	6 187	6 336	6 491	6 649
% change	4.3	–3.2	2.7	2.4	2.4	2.4
Corporate taxes	8 142	8 326	8 311	8 405	8 600	8 795
% change	8.9	2.3	–0.2	1.1	2.3	2.3
School property tax	2 243	1 817	1 706	1 779	1 863	1 948
% change	3.4	–19.0	–6.1	4.3	4.7	4.6
Consumption taxes	20 215	21 022	21 578	22 065	22 593	23 236
% change	4.8	4.0	2.6	2.3	2.4	2.8
Duties and permits	3 966	3 907	4 089	4 227	4 325	4 475
% change	20.3	–1.5	4.7	3.4	2.3	3.5
Miscellaneous revenue	10 438	10 411	10 802	11 235	11 701	12 070
% change	0.5	–0.3	3.8	4.0	4.1	3.2
Government enterprises	5 092	4 339	4 463	4 779	5 014	5 257
% change	3.9	–14.8	2.9	7.1	4.9	4.8
Own-source revenue	85 718	86 849	89 521	92 539	95 699	98 916
% change	3.6	1.3	3.1	3.4	3.4	3.4
Federal transfers	22 367	23 670	24 344	25 034	25 251	25 586
% change	10.8	5.8	2.8	2.8	0.9	1.3
TOTAL	108 085	110 519	113 865	117 573	120 950	124 502
% change	5.0	2.3	3.0	3.3	2.9	2.9

A.4	Pre-Election Report on the State of Québec’s Public Finances – August 2018	|

TABLE A.3

Mission expenditures from 2017-2018 to 2020-2021
(millions of dollars)
	2017-2018	2018-2019		2019-2020	2020-2021
Health and Social services	40 213	42 020		43 571	45 398
% change	3.8	4.5	(1)	3.7	4.2
Education and Culture	22 785	23 907		24 655	25 517
% change	5.3	4.5	(1)	3.1	3.5
Economy and Environment	14 309	15 044		15 035	14 487
% change	16.0	5.1		–0.1	–1.3
Support for Individuals and Families	9 816	10 166		10 251	10 481
% change	2.4	4.4	(1)	0.8	2.2
Administration and Justice	7 126	7 883		7 950	8 127
% change	6.2	10.6		0.8	2.2
Contingency Fund reserve	—	359		300	300
TOTAL	94 249	99 379		101 762	104 670
% change	5.9	5.4		2.4	2.9

Note: See Appendix 4 for mission expenditures from 2017-2018 to 2020-2021.

(1)

To assess growth in 2018-2019 according to spending levels determined on a comparable basis, the percentage changes for that year were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services mission ($12 million) and the Support for Individuals and Families mission ($75 million), and including them in the 2017-2018 expenditures of the Education and Culture mission.

|	Financial Framework for the State of Québec’s Public Finances	A.5

TABLE **A.6**

Margin for prudence	Risk	Estimated impact	Page ref.
Financial framework			
– Contingency reserve:	– Generalized global slowdown		
• $100 million a year from 2019-2020 to 2022-2023	• Change of 1 percentage point in Québec's GDP	– $700 million impact on own-source revenue	B.37
	• Typical recession (average)	– $8.5 billion impact on own-source revenue	48(1)
– Stabilization reserve:	– Other economic risks		B.15
• $8.6 billion as at March 31, 2023	• Faster-than-expected tightening of monetary policies around the world		
	• Unexpected oil price trends		
	• A more accentuated slowdown of Canada's residential sector	• 0.1 GDP point	
	• The end of NAFTA	• 0.5 GDP point	
	• Surtax on steel and aluminum	• 0.3 GDP point	
	– Government enterprises		B.39
	• Hydro-Québec (e.g., variation of 1°C in winter temperatures compared to normal temperatures)	– Impact of nearly $50 million on Hydro-Québec's net earnings	
	– Federal transfers (evolution of Québec and Canada's populations)	– $110 million with a variation of 0.1 percentage point	B.44
Expenditures			
– Contingency Fund reserve:	– Covers unforeseen expenditure under government programs	– Forthcoming	B.61 to B.63
• $359 million in 2018-2019	– Changes in target clienteles	– $580 million with a 1 percentage point variation in population	
• $300 million from 2019-2020 to 2022-2023	– Technological changes	– $235 million with 1.0% growth in costs related to technology in the health sector	
	– Changes in general level of prices	– $280 million with a 1 percentage point variation in prices	
	– Environmental disasters	– Forthcoming	
	– Public capital investment completion rate for a given year (5% difference)	– $40 million impact on spending	
	– Shortfall to be offset		B.27
Debt service			
– Debt service reserve:	– Higher-than-anticipated increase in interest rates	– $250 million with a variation of 1 percentage point	B.65
• $50 million in 2018-2019	– Lower-than-anticipated return on the RPSF	– $20 million with a variation of 1 percentage point	
• $150-million from 2019-2020 to 2022-2023			

(1) See highlights of the pre-election report.

A.6	Pre-Election Report on the State of Québec’s Public Finances – August 2018	|